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                                                                    Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-107787 of Valassis Communications, Inc. on Form S-3 of our report dated February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and intangible assets) appearing in the Annual Report on Form 10-K of Valassis Communications, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP

Detroit, Michigan
October 7, 2003